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                                                                    Exhibit 21.1

                           REGISTRANT'S SUBSIDIARIES

Following is a list of the Registrant's subsidiaries and the state of incorporation or other jurisdiction.

   Name of Subsidiary             State of Incorporation or  Other Jurisdiction
-------------------------         ---------------------------------------------
American Banking Company                  State of Georgia
The Bank of Quitman                       State of Georgia
Bank of Thomas County                     State of Georgia
The Citizens Bank of Tifton               State of Georgia
Cairo Banking Company                     State of Georgia
Southland Bank                            State of Alabama
Central Bank & Trust                      State of Georgia
First National Bank of South Georgia      The Comptroller of the Currency
Merchants & Farmers Bank                  State of Georgia


Each subsidiary conducts business under the name listed above.